Exhibit 99.1

news release
For Immediate Release
October 25, 2001	LK01-10

Enbridge Energy Partners Agrees to Purchase Natural Gas Facilities in East Texas, Declares Cash Distribution and Reports Third Quarter Results

HOUSTON, Texas, October 25 /PRNewswire/ -- Enbridge Energy Partners, L.P. (NYSE:EEP) (formerly Lakehead Pipe Line Partners, L.P.) today announced that it has signed a definitive purchase agreement to acquire natural gas gathering, treating, processing and transmission assets in east Texas (the "East Texas System") from Koch Midstream Services Company, LLC.  The cash purchase of $230.5 million includes all of the East Texas System, which gathers approximately 400 million cubic feet per day ("MMcfd") of natural gas for delivery into the Carthage, Texas hub, one of the United States’ most active natural gas marketing and trading locations.

“Acquisition of these assets is a significant step forward in expanding both the geographic footprint and energy commodity mix of the Partnership,” said Dan C. Tutcher, President of Enbridge Energy Company, Inc., the General Partner.  “The experience of Enbridge Transportation Group South’s staff in gas transportation and processing makes this acquisition a natural fit that also achieves desired diversification in energy markets served.  We expect the acquisition to be immediately accretive to the Partnership's distributable cash flow and excellent prospects exist for further organic growth of the East Texas System.”

Enbridge Partners will acquire 1,880 miles of natural gas gathering pipeline systems, which range in size from 4 to 20 inches in diameter, and include 37 compressor stations, 4 gas treating plants with a capacity of 595 MMcfd and 3 gas processing plants with a combined capacity of 375 MMcfd.  The transaction is anticipated to close in December 2001, subject to customary regulatory approvals.

The East Texas System is an intrastate system not regulated by the Federal Energy Regulatory Commission and which derives revenues from the purchase, transportation and resale of natural gas.  Additionally, when natural gas liquids (“NGL”) fractionation spreads are positive, the option exists to extract NGL from purchased gas, thus leveraging income with incremental processing revenue.  The Partnership expects that the direct commodity price exposures inherent in gas purchase and resale activities and in gas processing will be suitably mitigated through a hedging strategy.

The Partnership forecasts natural gas supply available to the System will be between 400 and 420 MMcfd per day in 2002.  Based on this estimate, the acquisition would contribute incremental EBITDA of between $26 and $32 million for the year, while distributable cash flow would increase by between $0.10 and $0.15 per unit, with further improvements anticipated in 2003.  The forecasts assume that acquisition financing will consist of 50% debt and 50% equity, in line with Enbridge Partners target long-term capital structure.

Enbridge Partners also reported today net income for the three months ended September 30, 2001 of $6.6 million, or $0.13 per common unit, compared with net income of $14.2 million, or $0.42 per unit, for the third quarter in 2000.  During the quarter, the Partnership recorded an adjustment to oil inventory due to shippers of approximately $5.4 million.  This was the result of refinements in the oil loss estimation process, as well as improvements in the accuracy of measuring oil losses while developing new software applications.

For the nine months ended September 30, 2001, net income was $28.3 million, or $0.72 per unit, compared with $50.8 million, or $1.53 per unit, in the comparable period last year.  Cash provided from operating activities excluding changes in operating assets and liabilities for the nine months was $75.4 million compared with $94.1 million in the first three quarters of 2000.

The Partnership declared a cash distribution of $0.875 per unit payable November 14, 2001 to unitholders of record on November 2, 2001.

Third quarter deliveries were 1,208 million barrels per day (“MMbpd”) compared to 1,272 MMbpd for the same period the prior year, while nine month deliveries averaged 1,306 MMbpd this year compared to 1,331 MMbpd last year.  The Partnership expects that deliveries will increase over the remainder of the year, to average between 1.30 and 1.33 MMbpd on a full-year basis.  For 2002, growing oil sands production is anticipated to boost full-year average deliveries to between 1.35 and 1.43 MMbpd.  The delivery estimates for both years are lower than previously estimated, primarily due to reduced production forecasts for conventional heavy crude oil, which stem from the current wide price differential between heavy and light crude.

Based on forecast deliveries, the Partnership estimates net income will be between $42 and $47 million in 2001, excluding one-time costs of $5 million related to relocation of the Partnership's offices from Duluth, Minnesota to Houston, Texas.  For 2002, the Partnership estimates net income will improve to between $62 and $78 million, excluding benefits expected following consummation of the East Texas System purchase and excluding other potential additions to the Partnership's asset base through third party acquisitions or purchase of MLP-eligible facilities owned by Enbridge Inc.

Tutcher commented, “The Partnership’s forecast indicates that crude oil delivery volumes, which have languished for the past several quarters, will start to improve modestly in the near term with more significant increases occurring in the latter half of 2002.  The major contributing factor will be increased production from the immense oil sands reserves in Western Canada.  We also anticipate further successes from our acquisition strategy, which will increase earnings and diversify our sources of income.  The Partnership’s primary objective over the next two to thre years is to accelerate the growth of cash distributions to unitholders.  To that end, we are confident that the acquisition of the East Texas facilities combined with some improvement in liquid hydrocarbon deliveries will position the Partnership to consider a distribution increase in 2002.”

Enbridge Partners will be hosting an investment conference call today commencing at 5 p.m. Eastern Time to discuss its purchase agreement, third quarter results and its financial outlook.  Interested parties may listen to either a live broadcast of the call via the Internet at enbridgepartners.com/investor or to a replay that will be available on the website for a limited period following the call.

Enbridge Energy Partners, L.P. (enbridgepartners.com) owns the U.S. portion of the world's longest liquid petroleum pipeline.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds an effective 14.5% interest in the Partnership.  The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "EEP."  Enbridge Inc. common shares are traded on the Toronto Stock Exchange under the symbol "ENB" and on the NASDAQ National Market under the symbol "ENBR."

This news release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Enbridge Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  While Enbridge Partners makes these statements and projections in good faith, neither the Partnership nor its management can guarantee that the anticipated future results will be achieved.  Reference should be made to Enbridge Partners (formerly Lakehead) Securities and Exchange Commission filings for additional important factors that may affect actual results.

Investor Relations Contact:

Tracy Barker

Telephone: (713) 821-2237

Facsimile: (713) 821-2230

Toll-free: (800) 525-3999

E-mail:investor@enbridgepartners.com

Media Contact:

Denise Hamsher

Telephone: (713) 821-2089

Facsimile: (713) 821-2230

E-mail: media@enbridgepartners.com

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